Exhibit 99.1

EARNINGS RELEASE

Media & Investor Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Melanie Shale, Director, Investor Relations
IntercontinentalExchange
770-857-2532
melanie.shale@theice.com

IntercontinentalExchange Reports Record Revenues and Net Income Attributable to ICE; Record First Quarter Diluted EPS of $2.02, Up 16%

•	Record Revenues of $365 MM, Up 9%
•	Record Net Income Attributable to ICE of $148 MM, Up 15%
•	Operating Cash Flow of $186 MM, Up 19%

ATLANTA, GA (May 2, 2012) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported financial results for the first quarter of 2012. Consolidated revenues were a record $365 million, up 9% from the first quarter of 2011. Consolidated net income attributable to ICE was a record $148 million, up 15% from the first quarter of 2011, and diluted earnings per share (EPS) increased 16% to a record $2.02. Operating income grew 11% from the prior first quarter to a record $225 million and cash flow from operations increased 19% to $186 million.

Said ICE Chairman and CEO Jeffrey C. Sprecher: “Our results continue to reflect the role that ICE’s markets and clearing houses play in enabling companies to manage risks in a dynamic economic and regulatory environment. Our markets are increasingly relevant around the world and continue to attract new participants globally. At the same time, we remain focused on innovation by delivering new products that anticipate and respond to customer demand.”

ICE CFO Scott A. Hill added: “2012 is off to a very strong start for ICE, with record revenues and net income in the first quarter, and leading returns on invested capital. Our company and shareholders continue to benefit from strong earnings growth, solid cash flow and financial flexibility, all driven by a culture of operating efficiency and disciplined investment.”

First Quarter 2012 Results
First quarter 2012 consolidated revenues grew 9% from the prior first quarter to $365 million and consolidated transaction and clearing revenues increased 8% to $322 million. The increase in transaction and clearing revenues was driven primarily by trading volume growth in ICE’s energy OTC markets.

Transaction and clearing revenues in ICE’s futures segment totaled $160 million in the first quarter of 2012, up 1% from the same period of 2011. Consolidated average daily volume in ICE’s futures segment in the first quarter of 2012 declined 3% compared to the first quarter of 2011 to 1.6 million contracts.

Transaction and clearing revenues in ICE’s global OTC segment increased 15% from the first quarter of 2011 to $163 million. Average daily commissions (ADC) for ICE’s OTC energy business were a record $1.95 million in the first quarter of 2012, an increase of 20% from the first quarter of 2011. Revenues from ICE’s credit default swap (CDS) trade execution and clearing business increased 2% to $40 million in the first quarter of 2012, including $16 million from CDS clearing.

Consolidated market data revenues increased 24% in the first quarter of 2012 compared to the same period in 2011 to a record $36 million. Consolidated other revenues were $7 million.

Consolidated operating expenses were up 7% from the prior first quarter to $140 million, and consolidated operating income grew 11% to a record $225 million. Operating margin was 62%, and the effective tax rate for the quarter was 30%.

Consolidated cash flow from operations increased 19% from the first quarter of 2011 to $186 million. Capital expenditures were $7 million and capitalized software development costs totaled $9 million in the first quarter of 2012.

Unrestricted cash was $968 million as of March 31, 2012. At the end of the quarter, ICE had $875 million in outstanding debt.

Financial and Operating Guidance
•	ICE expects acquisition expense for the second quarter of 2012 in the range of $3 to $4 million.
•	ICE's diluted share count for the second quarter of 2012 is expected to be in the range of 72.9 million to 73.9 million weighted average shares outstanding.

Earnings Conference Call Information
ICE will hold a conference call today, May 2, at 8:30 a.m. ET to review its first quarter 2012 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing 877-674-6420 from the United States, or 708-290-1370 from outside of the United States. Telephone participants should call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures volume, rate per contract and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design, ICE Futures Canada, ICE Futures Europe, ICE Futures U.S., ICE Clear Credit, ICE Clear Europe, ICE Clear U.S., ICE Clear Canada, The Clearing Corporation, U.S. Dollar Index, ICE Link and Creditex. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml.

Forward-Looking Statements
This press release may contain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange's business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment and industry trends; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; changes in laws and regulations; increasing competition and consolidation in our industry; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; the success of our clearing houses and our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; technological developments, including ensuring that the technology we utilize is not vulnerable to security risks; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under "Guidance and Additional Information"; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures for the foreseeable future; our ability to develop new products and services on a timely and cost-effective basis; leveraging our risk management capabilities; maintaining existing market participants and attracting new ones; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; and identification of trends and how they will impact our business. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 8, 2012. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements

IntercontinentalExchange, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Transaction and clearing fees, net	$322,072	$299,010
Market data fees	36,386	29,420
Other	6,736	5,850

Total revenues	365,194	334,280

Operating expenses:
Compensation and benefits	68,076	61,638
Technology and communication	11,702	11,525
Professional services	9,402	7,805
Rent and occupancy	4,462	4,359
Acquisition-related transaction costs	3,463	3,437
Selling, general and administrative	10,924	9,062
Depreciation and amortization	31,983	33,131

Total operating expenses	140,012	130,957

Operating income	225,182	203,323

Other income (expense):
Interest and investment income	240	988
Interest expense	(10,068)	(7,743)
Other expense, net	(279)	(276)

Total other expense, net	(10,107)	(7,031)

Income before income taxes	215,075	196,292
Income tax expense	65,296	66,138

Net income	$149,779	$130,154

Net income attributable to noncontrolling interest	(1,914)	(1,250)

Net income attributable to IntercontinentalExchange, Inc.	$147,865	$128,904

Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$2.04	$1.76

Diluted	$2.02	$1.74

Weighted average common shares outstanding:
Basic	72,641	73,433

Diluted	73,252	74,201

IntercontinentalExchange, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands)
(Unaudited)
	March 31, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$968,385	$822,949
Short-term restricted cash	53,711	52,982
Customer accounts receivable	178,844	136,331
Margin deposits and guaranty funds	31,269,459	31,555,831
Prepaid expenses and other current assets	36,385	37,298

Total current assets	32,506,784	32,605,391

Property and equipment, net	133,247	130,962

Other noncurrent assets:
Goodwill	1,916,483	1,902,984
Other intangible assets, net	844,648	854,374
Long-term restricted cash	164,498	164,496
Long-term investments	523,262	451,136
Other noncurrent assets	35,179	38,521

Total other noncurrent assets	3,484,070	3,411,511

Total assets	$36,124,101	$36,147,864

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$76,821	$65,964
Accrued salaries and benefits	24,656	58,248
Current portion of licensing agreement	19,248	19,249
Current portion of long-term debt	50,000	50,000
Income taxes payable	65,515	22,614
Margin deposits and guaranty funds	31,269,459	31,555,831
Other current liabilities	44,802	28,408

Total current liabilities	31,550,501	31,800,314

Noncurrent liabilities:
Noncurrent deferred tax liability, net	232,434	235,889
Long-term debt	825,000	837,500
Noncurrent portion of licensing agreement	74,769	80,084
Other noncurrent liabilities	33,500	31,736

Total noncurrent liabilities	1,165,703	1,185,209

Total liabilities	32,716,204	32,985,523

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock,	797	792
Treasury stock, at cost;	(658,310)	(644,291)
Additional paid-in capital	1,854,240	1,829,181
Retained earnings	2,104,961	1,957,096
Accumulated other comprehensive income (loss)	70,948	(21,253)

Total IntercontinentalExchange, Inc. shareholders’ equity	3,372,636	3,121,525
Noncontrolling interest in consolidated subsidiaries	35,261	40,816

Total equity	3,407,897	3,162,341

Total liabilities and equity	$36,124,101	$36,147,864